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EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 21, 2002

Dear Sir/Madam:

        We have read Item 4 included in the Form 8-K dated May 21, 2002, of Aquila, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with Aquila, Inc.'s statement that the change was approved by the Board of Directors.

Very truly yours,

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP

cc: Dan Streek, Chief Financial Officer

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  EXHIBIT 16